Filed Pursuant to Rule 433
Registration No. 333-145709
Registration No. 333-145709-01
September 24, 2009
PRICING TERM SHEET
5.25% Senior Notes due 2020
6.125% Senior Notes due 2039

Issuer:	Enterprise Products Operating LLC

Guarantee:	Unconditionally guaranteed by Enterprise Products Partners L.P.

Ratings*:	Baa3 by Moody’s Investors Service, Inc.
BBB- by Standard & Poor’s Ratings Services
BBB- by Fitch Ratings

Trade Date:	September 24, 2009

Expected Settlement Date:	October 5, 2009 (T+7)

Note Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Size:	$500,000,000 for the 2020 Notes
$600,000,000 for the 2039 Notes

Maturity Date:	January 31, 2020 for the 2020 Notes
October 15, 2039 for the 2039 Notes

Coupon:	5.25% for the 2020 Notes
6.125% for the 2039 Notes

Interest Payment Dates:	January 31 and July 31 for the 2020 Notes, commencing January 31, 2010
April 15 and October 15 for the 2039 Notes, commencing April 15, 2010

Benchmark Treasury:	3.625% due August 15, 2019
4.25% due May 15, 2039

Benchmark Treasury Yield:	3.383% for the 2020 Notes
4.170% for the 2039 Notes

Spread to Benchmark Treasury:	+ 195 bps for the 2020 Notes
+ 200 bps for the 2039 Notes

Yield:	5.333% for the 2020 Notes
6.170% for the 2039 Notes

Price to Public:	99.355% for the 2020 Notes
99.386% for the 2039 Notes

Net Proceeds:	$1,084,291,000

Make-Whole Call:	T + 30 bps for the 2020 Notes
T + 35 bps for the 2039 Notes

CUSIP:	29379VAF0 for the 2020 Notes
29379VAG8 for the 2039 Notes

ISIN:	US29379VAF04 for the 2020 Notes
US29379VAG86 for the 2039 Notes

Joint Book-Running Managers:	J.P. Morgan Securities Inc.
Banc of America Securities LLC
BNP Paribas Securities Corp.
Morgan Stanley & Co. Incorporated
Mizuho Securities USA Inc.

Co- Managers:	RBS Securities Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Daiwa Securities America Inc.
Deutsche Bank Securities Inc.
DnB NOR Markets, Inc.
ING Financial Markets LLC
UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. at 212-834-4533, Banc of America Securities LLC at 800-294-1322, BNP Paribas Securities Corp. at 800-854-5674, Morgan Stanley & Co. Incorporated at 866-718-1649 or Mizuho Securities USA Inc. toll-free at 866-271-7403.